Exhibit 10.27

CONTRACT SERVICES AGREEMENT

This Contract Services Agreement (“Agreement”) is effective as of February 16th, 2012 between Gold Resource Corporation, a Colorado corporation (the “Company”), and Rick Irvine (the “Contractor”) (collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company wishes to engage the Contractor to provide services upon the terms and conditions hereinafter set forth; and

WHEREAS, the Contractor wishes to provide such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual promises set forth below, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.       Contract;  Services.   Beginning April 1, 2012 or such other date as mutually agreed to by the Parties. Contractor  shall provide services to the Company acting as the Chief Operating Officer (COO) of the Company.  Contractor shall be responsible for performing such duties as are customarily performed by the COO, including but not limited to, executing the Company business plan and mineral production goals, supervising milling operations, open pit and underground mine operations, engineering, planning, safety programs , implementing various systems, procedures and documentation to improve the Company’s projects and operations, assisting the  Company with evaluation of its properties and prospects within and out of its Oaxaca Mining Unit and evaluation of opportunities in mining friendly jurisdictions around the globe.  The COO position reports to the Chief Executive Officer (“CEO”), President and Board of Directors.  The Contractor shall at all times report to and take direction from the CEO, President and Board of Directors and shall perform such additional duties not inconsistent with his position as shall be designated from time to time by the Company.

2.       Best Efforts. The Contractor agrees to use his best efforts to promote the interests of the Company and shall, except for illness, reasonable vacation periods and leaves of absence, devote his full business time and energies to the business and affairs of the Company. The

Contractor shall be permitted to perform material outside business endeavors only with the approval of the CEO, President, provided that such outside activities do not interfere with the performance of the  Contractor’s duties.

3.       Term of Agreement. The term of this Agreement shall commence on the date first written above and shall continue, unless earlier terminated in accordance with the provisions of Section 5, for a period of three years (the  “Term”).  The Term of this Agreement shall thereafter be automatically extended for a period of one year if at least 90 days prior to expiration of the Term, neither Party receives a Notice of Termination (hereinafter defined) from the other Party.

4.       Compensation.

4.1     Base Compensation.   Upon commencement of Contractor’s services rendered hereunder, the Company shall pay to the Contractor an annual rate equal to three hundred thousand dollars ($300,000.00) (the “Base Compensation”). The Base Compensation shall be payable to the Contractor on a monthly basis in accordance with the Company’s standard policies.

4.2     Incentive Compensation. With respect to each calendar year or portion thereof, beginning with calendar year 2012, the Contractor shall be eligible to receive incentive compensation, including but not limited to, bonuses, stock options and other perquisites, payable solely in the discretion of the Board of Directors of the Company.

4.3     Benefits. The Contractor shall be reimbursed by the Company for reasonable health, dental and life insurance from a provider in Bolivia and vacation pay.  The Contractor shall also be reimbursed for reasonable and necessary business expenses incurred in the course of his duties with the Company pursuant to Company policies established from time to time. Reimbursement shall be made to the extent such expenses are deductible by the Company in accordance with applicable Internal Revenue Service rules.  Contractor shall be entitled to three weeks’ vacation per year and all holidays.

4.4         Cellular Phone. The Company shall, during the Term of this Agreement, provide the

Contractor with and pay for the Contractor’s use of a cellular phone for business and reasonable personal use.

4.5      Transportation, Office, Equipment and Assistance. The Company shall provide for the Contractor all facilities, equipment and services suitable to his position and adequate for the performance of his duties. The Contractor will be required to perform the services described in Section 1 at the Company’s operations in Oaxaca Mexico, at the Corporate office in Colorado Springs and site visits to mining friendly jurisdictions around the world.

5.       Termination of Contractual Relationship.

5.1     Death. This Agreement shall terminate immediately upon the death of the Contractor. In such event, the Company shall pay Contractor's estate an amount equal to twelve (12) months Base Compensation, such amount being payable within 90 days after his death.

5.2       Termination by the Company.  This Agreement may be terminated by the Company for “Cause” and, in such event, this Agreement shall terminate at the termination date designated by the Company. For the purpose of this paragraph, “Termination for Cause” or “Cause” shall include the following:

(a)	Failure by the Contractor to substantially perform the services required hereunder;

(b)                 Conviction of criminal conduct by the Contractor that adversely affects the reputation of the Contractor or the Company or adversely impacts the ability of the Contractor to perform the services required hereunder;

                        (c)             Engagement by the Contractor in the use of narcotics or alcohol to the extent that the performance of his duties is materially impaired;

(d)                 Material breach of the terms of this Agreement by the Contractor or failure to substantially comply with proper instructions of the CEO, President or Board of Directors;

(e)     Willful misconduct by the Contractor which is materially injurious to the

Company, other than business decisions made in good faith; or

(f)                 Any act or omission on the part of the Contractor not described above, but which constitutes material and willful misfeasance, malfeasance, or gross negligence in the performance of services to the Company.

5.3       Termination by the Contractor.  The Contractor may terminate this Agreement for  “Good Reason.” For purposes of this paragraph, “Good Reason” shall mean:

(a)                 Any assignment to the Contractor of any duties materially inconsistent with the position described in Section 1 hereof;

(b)                       Any removal of the Contractor from the position described in Section 1 hereof without the Contractor’s written consent, except in connection with termination of the

Contractor pursuant to Section 5.1 or 5.2 hereof;

(c)           A reduction in the Contractor rate of compensation.

(d)         Other material breach of this Agreement by the Company.

5.4      Change in Control.  The Contractor may terminate this Agreement following a “Change of Control” of the Company.  For purposes of this paragraph, a “Change of Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company; (ii) the sale of 50% or more of the outstanding voting securities of the Company in a single transaction or a series of transactions occurring during a period of not more than twelve months; (iii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation; or (iv) the Company shall sell substantially all of its assets to another corporation which is not a wholly owned subsidiary.

Any termination by the CEO, President or Board of Directors pursuant to Section 5.2 or 5.3 or by the Contractor pursuant to Section 5.4 shall be communicated by written Notice of

Termination to the other Party hereto. “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Contractor’s Contract under the provision so indicated.

The Contractors obligations under Section 6 regarding confidentiality shall survive any termination of this Agreement by the Contractor, by the Company or otherwise.

5.5            Payment Upon Termination.

                        (a)              If this Agreement is terminated by the Company for Cause, or the Contractor terminates the Contract without Good Reason, during the Term of the Contract, the Contractor shall not be entitled to severance pay of any kind but shall be entitled to be reimbursed for all reasonable business expenses incurred by the Contractor  and shall be paid the Base Compensation earned by the Contractor prior to the effective date of termination.

(b)                    In the event this Agreement is terminated without Cause or with Good Reason, the Company shall pay to the Contractor an amount equal to twelve  (12) months Base Compensation at the rate prevailing for the Contractor prior to such termination as severance pay within 90 days from the date of termination of the Contract.

(c)                  In the event this Agreement is terminated following a Change in Control, the Company shall pay the Contractor thirty-five (35) months Base Compensation at the rate prevailing for the Contractor immediately prior to such termination as severance pay, payable within 90 days of the date of termination of the Contract.  The Contractor shall also be entitled to receive benefits to which he was entitled immediately preceding the date of termination for a similar 35-month period, including but not limited to reimbursement for health and dental insurance.

6.       Confidentiality and Non-Disclosure.

6.1     Confidential Information. The Contractor and the Company recognize that due to the nature of his engagement under this Agreement, and the relationship of the Contractor to the Company, the Contractor has had access to and has acquired or will have access to and will acquire, and has assisted in and may assist in developing, confidential and proprietary information relating to the business and operations of the Company and its affiliates, including trade secrets as defined in the Colorado Uniform Trade Secrets Act and information with respect to their present and prospective products, services, systems, software, data, customers, agents, processes, and sales and marketing methods. The Contractor acknowledges that such information has been and will continue to be of central importance to the business of the Company and its affiliates and that disclosure of it to or its use by others could cause substantial loss to the Company. The Contractor will keep confidential any trade secrets or confidential or proprietary information of the Company and its affiliates which are now known to him or which hereafter may become known to him as a result of this Agreement or association with the Company and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company or its affiliates during and at all times after the expiration of the Term of the Contract.

6.2     Remedy. In the event of a breach or threatened breach by the Contractor of any of the provisions of this Section 6, the Company shall be entitled to injunctive relief, restraining the Contractor and any business, firm, partnership, individual, corporation, or entity participating in such breach or attempted breach, from engaging in any activity which would constitute a breach of this Section 6.  Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages. The provisions of this Section 6 shall survive the termination of this Agreement.

7.  Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each Party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract.  Contractor is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort.

8.           Miscellaneous.

8.1          Assignability. The Contractor may not assign his rights and obligations under this Agreement without the prior written consent of the Company, which consent may be withheld for any reason or for no reason.

8.2          Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.

8.3          Entire Agreement. This Agreement, and any attachments hereto, constitute the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements or understandings among the Parties hereto with respect to the subject matter hereof.

8.4          Amendments. This Agreement shall not be amended or modified except by a writing signed by both Parties hereto.

8.5          Waiver. The failure of either Party at any time to require performance of the other Party of any provision of this Agreement shall in no way affect the right of such Party thereafter to enforce the same provision, nor shall the waiver by either Party of any breach of any provision hereof be taken or held to be a waiver of any other or subsequent breach, or as a waiver of the provision itself. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without regard to the conflict of laws of such State. The benefits of this Agreement may not be assigned nor any duties under this Agreement be delegated by the Contractor without the prior written consent of the Company, except as contemplated in this Agreement. This Agreement and all of its rights, privileges, and obligations will be binding upon the Parties and all successors and agreed to assigns thereof

8.6          Binding Agreement. This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of the Contractor,  his heirs, personal and legal representatives, guardians and permitted assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor or assignee of the Company, including any entity that may be merged with or into the Company.

8.7          Headings. The headings or titles in this Agreement are for the purpose of reference only and shall not in any way affect the interpretation or construction of this Agreement.

8.8          No Conflict. The Contractor represents and warrants that he is not subject to any agreement, order, judgment or decree of any kind which would prevent him from entering into this Agreement or performing fully his obligations hereunder.

8.9          Survival. The rights and obligations of the Parties shall survive the term of this Agreement to the extent that any performance is required under this Agreement after the expiration or termination of this Agreement.

8.10          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

8.11          Notices. Any notice to be given hereunder by either Party to the other may be effected in writing by personal delivery, or by mail, certified with postage prepaid, or by overnight delivery service. Notices sent by mail or by an overnight delivery service shall be addressed to the Parties at the addresses appearing following their signatures below, or upon the employment records of the Company but either Party may change its or his address by written notice in accordance with this paragraph.

8.12          Opportunity to Consult Counsel. The Parties hereto represent and agree that, prior to executing this Agreement, each has had the opportunity to consult with independent counsel concerning the terms of this Agreement.

8.13          Attorney Fees. In the event of any dispute, arbitration, litigation between the Parties or proceeding before any court of competent jurisdiction, the prevailing Party shall be entitled to reasonable attorney fee, costs and expenses.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have properly and duly executed this Agreement to be effective as of the date first written above.

THE COMPANY:

Gold Resource Corporation

            /s/ William Reid

By:______________________________________

    William Reid, Chief Executive Officer

CONTRACTOR:

/s/ Richard Irvine

_________________________________________

Richard Irvine

Address: La Paz, Bolivia